U. S. SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                          FORM 12b-25


                  NOTIFICATION OF LATE FILING
                          (Check One):


[ ] Form 10-KSB [ ] Form 20-F [ ] Form 11-K [X] Form 10-QSB
[ ] Form N-SAR

For Period Ended:

For the six months ended June 30, 1997

[ ] Transition Report on Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-QSB
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

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Part I - Registrant Information
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Great Eastern Energy and Development Corporation
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Full Name of Registrant

Not Applicable
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Former Name, if Applicable

5990 Greenwood Plaza Blvd., #127
Greenwood Village, Colorado   80111-4708
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Address of Principal Executive Office
City, State and Zip Code


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Part II - Rule 12b-25(b) and (c)
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If  the  subject  report  could not be filed  without  reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]       (a)  The reasons described in reasonable detail in Part
          III of this form could not be eliminated without reasonable effort or expense


[X] (b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribe due date; and

[ ]       (c)    The  accountant's  statement  or  other  exhibit
          required  by  Rule  12b-25(c)  has  been  attached   if
          applicable.


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Part III - Narrative
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The  Company  has  been the subject of a tender offer  which  was completed on August 11, 1997 and a conversion of its computer data processing and, consequently, the second quarter report on Form 10-QSB could not be filed without unreasonable effort or expense, resulting in the registrant seeking relief pursuant to Rule 12(b)-25(b).


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Part IV - Other Information
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(1)  Name  and  telephone  number of person  to  contact  in regard to this notification.

     Donald G. Jumper       (303)            773-6016
     ----------------    -----------    ------------------
          (Name)         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or
     section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
     [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

        Great Eastern Energy and Development Corporation
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          (Name of Registrant as specified in charter)

has caused this notification to be signed on behalf by the undersigned thereunto duly authorized.

Date:  August 13, 1997        By:  /s/ Donald G. Jumper
       ----------------            ------------------------------
				   Chief Executive Officer,
                                   President, Chief Financial and
                                   Accounting Officer and Director